Exhibit 99.1

For more information contact:	April 15, 2003

Investors: Glenda Allred (334) 240-5064 Flake Oakley (334) 240-5061	Media: Bob Howell (334) 240-5025

COLONIAL BANCGROUP ANNOUNCES EARNINGS

MONTGOMERY, AL—The Colonial BancGroup, Inc. Chairman and CEO, Robert E. Lowder, announced net income for the first quarter ended March 31, 2003 of $35.6 million, a 3% increase over the $34.7 million recorded for the fourth quarter of 2002, and a 4% increase over the same period of the previous year. Diluted earnings per share for the quarter ended March 31, 2003 were $0.29 per share compared to $0.29 for the quarter ended March 31, 2002 and $0.28 for the quarter ended December 31, 2002.

Colonial experienced marked improvement in asset quality with non-performing assets for the first quarter of 2003 totaling $78 million or 0.68% of loans and other real estate compared to $91.3 million or 0.78% at December 31, 2002. The Company also had net charge-offs of 0.20% of average loans for the first quarter compared to 0.44% for the fourth quarter 2002 and 0.25% for the first quarter of 2002. For banks with assets over $10 billion, the most recent FDIC Quarterly Banking Profile reports the average net charge-off ratio was 1.28%. Colonial’s ratio compares favorably with this average. The $18.9 million credit that went on non-accrual status, previously mentioned in the Company’s fourth quarter 2002 earnings announcement, has been paid current and returned to accrual status. “Colonial continues to compare favorably with peers on asset quality statistics. We believe this is due to sound underwriting standards, the involvement of our local directors and the collateralized structure of our credits,” said Mr. Lowder. Loan provision expense for the quarter was $8,060,000 compared to $11,203,000 in the fourth quarter of 2002.

The impact of the November 2002 reduction in the Fed Funds rate was felt mostly in the fourth quarter of 2002 when the net interest margin declined to 3.35% and mortgage backed investments experienced significant prepayments. During the first quarter of 2003 the net interest margin increased seven basis points to 3.42% as prepayments on mortgages decreased and more liabilities were repriced at lower rates.

Total loans declined $188 million from December 31, 2002 to March 31, 2003, primarily reflecting a decrease of $203 million in the Company’s mortgage warehouse lending unit. This unit’s loan volume has a high degree of correlation with mortgage prepayments. Colonial’s non-residential bank loans increased $45 million while residential loans retained in the Company’s loan portfolio decreased $45 million. Additionally, the Company began a program during the first quarter emphasizing consumer equity lines and experienced 23% annualized growth in equity line loan balances.

Colonial experienced strong core (non-time) deposit growth of $281 million, or 23%, annualized, during the first quarter with core deposits reaching $5.2 billion at March 31, 2003. In Colonial’s growing Florida franchise, core deposits increased 37%, annualized, from the fourth quarter of 2002. These deposits also increased 37% from the first quarter of 2002, including the impact of the acquisition of Palm Beach National, without which Florida deposits increased 27% over March 31, 2002. Colonial now has $4.2 billion, or 45%, of its total bank deposits in the Sunshine State. As of the quarter ended December 31, 2002, Colonial was the sixth largest bank in the state as measured by both total deposits and number of branches.

Total noninterest income, excluding security gains, increased 29%, annualized, or $1.9 million for the March 31, 2003 quarter compared to the December 31, 2002 quarter and 21%, or $4.9 million for the first quarter 2003 compared to the first quarter 2002. “Our first quarter results reflect our commitment to provide outstanding service to our customers through our retail banking franchise,” said Mr. Lowder. “We are achieving record results in mortgage origination income, financial planning services and electronic banking.” For the quarter, mortgage origination income increased $2,435,000 or 113% over the first quarter 2002 and financial planning services increased $1,596,000, or 60%. “In addition to the licensed personnel we are adding to our branches, we are also licensing our commercial loan officers to support the platform annuity program through referrals.” Colonial’s annuity agents achieved 65% sales penetration during the first quarter of 2003 versus an industry average of 32%. Electronic banking revenues increased $560,000, or 30%, for the quarter ended March 31, 2003, compared to the same period of the previous year. “We achieved our target of 15% penetration of internet banking to total households, and we fully expect to exceed our year-end goal of increasing our cross sell ratio by 13%,” Lowder added.

Noninterest expenses increased $3.1 million, or 15%, annualized, in the first quarter 2003 compared to the fourth quarter 2002, primarily related to production incentive pay, advertising as a result of the Company’s emphasis on deposit growth, as well as increases in other items such as pension and health benefits, insurance costs, and technology enhancements partially offset by cost savings from the Palm Beach acquisition.

During the fourth quarter 2002, Colonial announced plans to open over 40 new offices in the next three years focusing on the fast growing states of Florida, Nevada and Texas. Since that time six new offices have opened in the Cape Coral, Ft. Myers, Orlando and St. Augustine areas of Florida and two new offices in the Dallas area.

Colonial BancGroup currently operates 272 offices with $15.8 billion in assets in Alabama, Florida, Georgia, Nevada, Tennessee and Texas and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

More detailed information on Colonial BancGroup’s quarterly earnings is available on the company’s website at www.colonialbank.com or in the Current Report on Form 8-K filed today with the Securities and Exchange Commission.

This release and the above referenced Current Report on Form 8-K of which this release forms a part contain “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) an inability of the company to realize elements of its strategic plans for 2003 and beyond; (ii) increases in competitive pressure in the banking industry; (iii) general economic conditions, either internationally, nationally or regionally, that are less favorable than expected; (iv) expected cost savings from recent acquisitions are not fully realized; (v) changes in the interest rate environment which may reduce margins; (vi) management’s assumptions regarding allowance for loan losses may not be borne by subsequent events; (vii) changes which may occur in the regulatory environment and (viii) other factors more fully discussed in our periodic reports filed with the Securities and Exchange Commission. When used in this Report, the words “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” and “anticipates” and similar expressions as they relate to BancGroup (including its subsidiaries) or its management are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. BancGroup does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (Unaudited)

Statement of Condition Summary (Dollars in millions, except per share amounts)	March 31, 2003	December 31, 2002	March 31, 2002	% Change March 31, ’02 to ’03
Total Assets	$15,754	$15,822	$13,184	19%
Loans	11,504	11,692	10,236	12%
Total earning assets	14,682	14,716	12,290	19%
Deposits	9,377	9,320	8,598	9%
Shareholders’ equity	1,080	1,071	951	14%
Book value per share	$8.72	$8.66	$7.92	10%

	Three Months Ended		% Change
Earnings Summary (In thousands, except per share amounts)	March 31, 2003	March 31, 2002	March 31, ’02 to ’03
Net interest income (taxable equivalent)	$121,724	$110,368	10%
Provision for loan losses	8,060	9,478	-15%
Noninterest income	29,557	22,927	29%
Noninterest expense	88,614	70,507	26%
Income from continuing operations	$35,630	$34,178	4%

Net income	$35,630	$34,178	4%

EARNINGS PER SHARE:
Income from continuing operations
Basic	$0.29	$0.30	-3%
Diluted	$0.29	$0.29	0%
Net Income
Basic	$0.29	$0.30	-3%
Diluted	$0.29	$0.29	0%
Average shares outstanding	123,735	115,382
Average diluted shares outstanding	124,367	116,530

Nonperforming Assets	March 31, 2003	December 31, 2002	March 31, 2002
Total non-performing assets ratio	0.68%	0.78%	0.66%
Allowance as a percent of nonperforming loans	240%	191%	281%
Net charge-offs ratio (annualized):
Quarter to date	0.20%	0.44%	0.25%
Year to date	0.20%	0.29%	0.25%

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED STATEMENT OF INCOME (unaudited)

Earnings Summary (Dollars in thousands, except per share amounts)	1st Qtr. 2003	4th Qtr. 2002	3rd Qtr. 2002	2nd Qtr. 2002	1st Qtr. 2002
Net Interest Income	$121,102	$119,540	$115,879	$116,095	$109,656
Provision for Loan Loss	8,060	11,203	6,803	8,496	9,478

Noninterest Income:
Service charges on deposit accounts	11,713	11,883	11,404	11,051	10,603
Financial Planning Services	4,268	2,726	3,200	2,454	2,672
Electronic Banking	2,433	2,075	2,184	2,125	1,873
Mortgage Origination	4,590	5,119	3,858	2,872	2,155
Securities gains (losses), net	1,770	4,062	976	664	(1)
Other income	4,783	4,113	4,374	4,265	5,625

Total noninterest income	29,557	29,978	25,996	23,431	22,927

Noninterest Expense:
Salaries and employee benefits	47,158	44,190	42,591	40,142	37,312
Occupancy and equipment expenses	19,507	19,178	17,921	16,893	16,472
Amortization of intangibles	1,086	1,046	892	713	162
Merger related expenses	123	476	321	13	64
Other expense	20,740	20,620	18,636	18,640	16,497

Total noninterest expense	88,614	85,510	80,361	76,401	70,507
Income from continuing operations before tax	53,985	52,805	54,711	54,629	52,598
Income tax	18,355	18,003	18,876	18,573	18,420

Income from continuing operations	35,630	34,802	35,835	36,056	34,178
Discontinued operations, net of tax	—	(141)	(705)	—	—

Net Income	$35,630	$34,661	35,130	$36,056	$34,178
Exclude discontinued operations, net of tax	—	141	705	—	—
Amortization expense, net of tax	717	685	584	467	106

CASH BASIS EARNINGS FROM CONTINUING OPERATIONS	$36,347	$35,487	$36,419	$36,523	$34,284

Earnings per share—Diluted
Income from continuing operations	$0.29	$0.28	$0.30	$0.30	$0.29
Cash basis earnings from continuing operations	$0.29	$0.29	$0.30	$0.30	$0.29

Selected ratios from income from continuing operations
Return on average assets	0.92%	0.85%	1.00%	1.08%	1.09%
Return on average equity	12.99%	12.38%	14.15%	14.78%	15.83%
Efficiency ratio	59.21%	58.26%	56.62%	54.55%	52.78%
Noninterest income* (excl sec gains)/ avg assets	0.75%	0.69%	0.72%	0.70%	0.73%
Noninterest expense*/ avg assets	2.31%	2.24%	2.29%	2.31%	2.22%

Net interest margin	3.42%	3.35%	3.53%	3.77%	3.72%
Equity to assets	6.85%	6.77%	6.98%	7.03%	7.21%
Tier one leverage	6.58%	6.50%	6.93%	7.10%	7.46%
Selected ratios from cash basis earnings from continuing operations
Return on average tangible assets	0.95%	0.89%	1.03%	1.11%	1.10%
Return on average equity	13.26%	12.64%	14.38%	14.97%	15.88%
Return on average tangible equity	17.37%	16.77%	18.27%	18.67%	18.27%

*	Annualized

Note: Discontinued operations are as a result of exit from the mortgage servicing business in December 2000.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

STATEMENTS OF CONDITION	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2003	2002	2002	2002	2002
Assets:
Cash and due from banks	$344,608	$381,549	$323,944	$291,261	$288,950
Interest-bearing deposits in banks and federal funds sold	68,090	37,872	126,940	20,571	25,312
Securities available for sale	2,825,273	2,618,129	2,547,853	2,317,982	1,977,148
Investment securities	15,116	20,006	24,248	24,917	27,519
Mortgage loans held for sale	269,488	347,101	154,752	31,079	23,653
Loans	11,504,074	11,692,430	11,196,422	10,369,823	10,236,272
Less: Allowance for loan losses	(137,681)	(135,265)	(136,360)	(132,326)	(128,782)

Loans, net	11,366,393	11,557,165	11,060,062	10,237,497	10,107,490
Premises and equipment, net	234,060	231,574	224,986	232,623	226,870
Intangible assets, net	256,320	257,148	259,841	190,396	190,912
Other real estate owned	20,647	20,602	20,712	21,767	21,408
Accrued interest and other assets	354,065	351,209	345,387	304,741	295,032

Total Assets	$15,754,060	$15,822,355	$15,088,725	$13,672,834	$13,184,294

Liabilities and Shareholders’ Equity:
Deposits	$9,377,283	$9,319,735	$9,155,951	$8,653,567	$8,598,167
Short-term borrowings	3,282,589	3,355,678	2,748,976	2,105,037	1,644,251
Subordinated debt	287,375	283,317	286,356	270,361	264,924
Trust preferred securities	197,509	197,878	194,946	183,039	176,866
FHLB long-term debt	1,437,092	1,517,339	1,562,405	1,390,413	1,396,521
Other long-term debt	—	—	—	28,100	58,147
Other liabilities	92,593	76,972	86,834	81,320	94,432

Total liabilities	14,674,441	14,750,919	14,035,468	12,711,837	12,233,308
Total shareholders’ equity	1,079,619	1,071,436	1,053,257	960,997	950,986

Total	$15,754,060	$15,822,355	$15,088,725	$13,672,834	$13,184,294

Common Shares Issued	123,784,053	123,700,015	123,649,591	120,196,874	120,105,813
Common Shares Outstanding	123,784,053	123,700,015	123,649,591	118,196,874	120,105,813
Treasury Shares Outstanding	—	—	—	2,000,000	—

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

	Three Months Ended
AVERAGE VOLUME AND RATES (unaudited)	March 31,			December 31,			March 31,
(Dollars in thousands)	2003			2002			2002
	Average			Average			Average
	Volume	Interest	Rate	Volume	Interest	Rate	Volume	Interest	Rate
Assets
Loans, net of unearned income	$9,898,524	$151,344	6.19%	$9,715,787	$154,772	6.33%	$9,094,471	$153,270	6.82%
Mortgage warehouse lending	1,477,357	13,375	3.62%	1,590,583	15,351	3.78%	871,239	9,381	4.31%
Mortgage loans held for sale	217,134	2,615	4.82%	272,633	3,201	4.70%	20,624	352	6.83%
Investment securities and securities available for sale and other interest-earning assets	2,738,425	27,909	4.08%	2,668,062	27,533	4.13%	1,956,832	27,527	5.63%

Total interest-earning assets(1)	14,331,440	$195,243	5.50%	14,247,065	$200,857	5.60%	11,943,166	$190,530	6.44%
Nonearning assets	1,024,415			1,010,113			764,648

Total assets	$15,355,855			$15,257,178			$12,707,814

Liabilities and Shareholders’ Equity:
Interest-bearing non-time deposits	$3,217,313	$6,935	0.87%	$3,142,215	$7,983	1.01%	$2,682,864	$8,506	1.29%
Time deposits	4,266,858	32,460	3.09%	4,427,504	36,191	3.24%	4,169,579	39,840	3.87%
Short-term borrowings	2,850,948	9,784	1.39%	2,796,399	11,314	1.61%	1,703,851	7,716	1.84%
Long-term debt	2,131,488	24,340	4.62%	2,129,454	25,142	4.68%	1,803,559	24,100	5.40%

Total interest-bearing liabilities	12,466,607	$73,519	2.39%	12,495,572	$80,630	2.56%	10,359,853	$80,162	3.14%
Noninterest-bearing demand deposits	1,726,423			1,641,688			1,377,733
Other liabilities	77,857			68,367			94,592

Total liabilities	14,270,887			14,205,627			11,832,178
Shareholders’ equity	1,084,968			1,051,551			875,636

Total liabilities and shareholders’ equity	$15,355,855			$15,257,178			$12,707,814

Rate differential			3.11%			3.04%			3.30%
Net yield on interest-earning assets		$121,724	3.42%		$120,227	3.35%		$110,368	3.72%

(1)	Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

NONPERFORMING ASSETS AND LOAN LOSS RESERVE ANALYSIS (unaudited)

NONPERFORMING ASSETS	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2003	2002	2002	2002	2002
Nonaccrual loans	$56,927	$70,282	$56,336	$39,452	$44,646
Restructured loans	402	417	1,191	1,206	1,233

Total nonperforming loans	57,329	70,699	57,527	40,658	45,879

Other real estate owned	20,647	20,602	20,712	21,767	21,408

Total nonperforming assets	$77,976	$91,301	$78,239	$62,425	$67,287

Aggregate loans contractually past due 90 days for which interest is being accrued	$7,689	$21,693	$25,696	$15,583	$19,033

Net charge-offs:
Quarter to date	$5,643	$12,297	$7,167	$4,952	$6,333
Year to date	$5,643	$30,749	$18,452	$11,285	$6,333

RATIOS

Period end:
Total nonperforming assets as a percent of net loans and other real estate	0.68%	0.78%	0.70%	0.60%	0.66%
Allowance as a percent of nonperforming assets	177%	148%	174%	212%	191%
Allowance as a percent of nonperforming loans	240%	191%	237%	325%	281%
Net charge-offs as a percent of average net loans (annualized):
Quarter to date	0.20%	0.44%	0.27%	0.19%	0.25%
Year to date	0.20%	0.29%	0.24%	0.22%	0.25%

	March 31, 2003		December 31, 2002		March 31, 2002
ALLOWANCE FOR LOAN LOSSES % BY CATEGORY		Percent		Percent		Percent
(Dollars in thousands)	Loans	reserve	Loans	reserve	Loans	reserve
Single Family Real Estate:
Short Term lines of credit secured by RE loans held for sale	$1,470,997	0.25%	$1,670,226	0.25%	$874,355	0.25%
1-4 Family real estate portfolio—held to maturity	1,919,071	0.50%	1,950,119	0.50%	1,946,990	0.50%
Other	8,114,006	1.53%	8,072,085	1.50%	7,414,927	1.58%

Total loans	$11,504,074	1.20%	$11,692,430	1.16%	$10,236,272	1.26%

Note:	The allowance allocation reflected above for short term lines of credit secured by RE loans held for sale and 1-4 family real estate portfolio loans reflects an internally developed allocation used for illustrative purposes only.

8-K Supplemental

Net Interest Income

Net Interest Income in the first quarter 2003 grew $1.6 million from the fourth quarter 2002 due to a seven basis point improvement in the margin, while average earning assets grew $84 million. The seven basis point improvement in the margin was the result of the lagged adjustment of the balance sheet to the Federal Reserve’s rate cut in November 2002. The average cost of interest bearing liabilities fell 17 basis points while the average rate on earning assets fell just 10 basis points. The average balances of mortgage warehouse lending plus mortgages held for sale declined $169 million, but this was largely offset by an increase in average regional bank loans. The investment portfolio increased $70 million on average.

Colonial’s investment portfolio consists primarily of mortgage backed securities (MBS) and collateralized mortgage obligations (CMO). With mortgage interest rates falling to 30-year lows in the fourth quarter of 2002, mortgage prepayments and estimates of future prepayments increased to unforeseen levels. This resulted in more rapid amortization of premiums on these securities in addition to reinvestment of proceeds at lower yields. The net result was a decline in the investment portfolio yield to 4.13% in the fourth quarter compared to 4.93% in the third quarter of 2002. During the first quarter of 2003, MBS and CMO paydowns were $372 million compared to $475 million in the fourth quarter, resulting in lower premium amortization. In addition, reinvestment rates were substantially equal to the current portfolio yields with the net impact being a 4.08% investment portfolio yield in the first quarter of 2003.

Mortgage interest rates reached new lows during the first quarter, although the basis point decline was not nearly as significant as during the last half of 2002. Therefore, some increase in mortgage prepayments should be anticipated in the second quarter of 2003. As noted in previous discussions, Colonial’s mortgage warehouse volumes should likewise increase with those mortgage prepayments.

Premiums as a percentage of investment balances were 0.80% at March 31, 2003 compared to 1.30% at September 30, 2002. This factor, plus the already accelerated amortization included in the current portfolio yield and the fact that reinvestment rates are roughly equal to the current portfolio yield, is expected to result in a minimal impact to portfolio yields from additional prepayments that may be anticipated in the second quarter of 2003.

The balance sheet continues to be well positioned for rising rates as indicated in the following schedule of rate sensitive assets and liabilities as of March 31, 2003.

($ in thousands):	1 month and less	2 months to 1 year	1 year+
Rate Sensitive Assets	$8,329,210	$2,033,635	$4,319,196

Rate Sensitive Liabilities
Estimated	3,020	1,666,199	1,648,373
Contractual	3,690,684	2,901,312	2,765,950

Total	$3,693,704	$4,567,511	$4,414,323

Current Rate/Yields:
Rate Sensitive Assets	4.50	6.04	5.76
Rate Sensitive Liabilities
Estimated	.81	1.02	.69
Contractual	1.52	1.87	4.53

Total	1.52	1.56	3.08

Loans

While average loans outstanding increased in the first quarter of 2003 compared to the fourth quarter of 2002, period end loan balances declined $188 million from December 31, 2002 to March 31, 2003. Change in period end loan balances for the first quarter consisted of the following:

(in millions)	Period End Balance 12/31/02	Net Internal Change	Period End Balance 3/31/03
Mortgage warehouse loans	$1,763	$(203)	$1,560
Single-family real estate	1,689	(45)	1,644
Home Equity Lines	261	15	276
Regional bank loans	7,979	45	8,024

Total	$11,692	$(188)	$11,504

Although the mortgage warehouse lending portfolio remains at $1.6 billion, there was a decline from the unusually high levels in the fourth quarter 2002 due to a slow down in mortgage refinancing. Overall lending in our regional banks continues to be slow; however, an emphasis on home equity lines resulted in an increase of approximately 23% annualized in equity line balances in the first quarter 2003 over the fourth quarter of 2002.

Asset Quality

The charge-off ratio for the quarter was 0.20% as compared to 0.44% in the fourth quarter 2002. The Company’s exposure in Latin American countries as discussed in our annual report on Form 10-K was $55.8 million in total outstanding commitments with $40.5 million currently unfunded at March 31, 2003. The Company’s exposure in Argentina has been reduced to $11.3 million of which 82% is current and on repayment terms. Colonial has no plans to expand its international lending division at this time. The current plan is to let the current funded and unfunded commitments to the banks within Latin America expire at their maturity.

Future Earnings Outlook

The uncertainty over the post-Iraqi-war economy, along with the lack of business investment and slow employment growth represent factors that are negatively affecting economic growth.

Colonial does not currently plan to provide further earnings guidance due to these uncertainties in the economy. The Company desires to place greater emphasis on the long term value creation for our franchise. Colonial is focused on building its franchise while maintaining strong asset quality and solid growth.

Assuming a flat rate scenario we expect the net interest margin to hold steady over the next three months in the 3.40-3.45% range. If rates were to decline, the margin would be negatively impacted, but some of that negative impact may be offset by growth in the mortgage warehouse volumes and mortgage loan origination and associated fee income. Management believes that Colonial’s rate sensitivity is well positioned for the time when rates increase, as is likely to occur when the economy improves. As interest rates increase, mortgage warehouse volumes will decline, but this should be offset by a renewal of strong regional loan growth.

Mortgage warehouse lending and mortgage loans held for sale are expected to increase slightly in the second quarter 2003, but may then trail off in the last two quarters of 2003 to $1.0 to $1.4 billion. However, if mortgage interest rates change up or down by ½% or more, this will impact these volumes. Regional bank loan growth in the next two quarters is expected to continue in the low single digits annualized rate, with continued strong growth in equity lines of 15-20%.

Core deposit (non-time) growth is expected to continue at 10-15% (annualized) and time deposit growth is expected to be flat to down slightly.

Colonial continues to grow internally through the opening of new branch locations. Since the fourth quarter 2002 six new locations have opened with eleven additional branches planned in 2003 in our existing markets of Florida, Texas and Nevada.

Noninterest income (excluding securities gains) growth was 29% (annualized) for the first quarter of 2003 as compared to the fourth quarter of 2002. Colonial is anticipating 10-15% annualized growth for the remainder of 2003. Noninterest expense grew $3.1 million, 15 % annualized, in the first quarter 2003 compared to the fourth quarter of 2002. The increase consisted of approximately $400,000 from new branches, $1.4 million from production incentive related compensation which was eliminated in the fourth quarter, $1.1 million from pension and health benefit costs, $800,000 in advertising to promote branch loan and deposit growth with additional increases in insurance costs and new and enhanced technology efforts. These increases were partially offset by approximately $600,000 in cost savings from the Palm Beach acquisition as well as a decline in other normal operating expenses. It is anticipated that noninterest expenses will be substantially flat for the second quarter of 2003 with increases in the last half of 2003 as more new branches come on line.

Credit costs are anticipated to be in line with the first quarter barring any unforeseen changes such as a significant further slowdown in economic activity.

As noted previously, there are a number of uncertainties that would impact the expectations noted above. Colonial at the present time has not undertaken major cost cutting initiatives preferring to maintain the momentum we have established in growing our customer base and number of services provided to each customer in some of the country’s fastest growing markets.